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                                                                Exhibit Ex 10.33

                              SEPARATION AGREEMENT

     This Separation Agreement ("Agreement") between FACTORY CARD OUTLET CORP.
(FCO), a Delaware corporation (the "Company"), and Glen J Franchi (the "Executive") dated as of April 5, 2002.

                                    RECITALS

     The Company and Executive desire to provide an orderly and amicable arrangement with respect to the cessation of Executive's employment as Executive Vice President and Chief Operating Officer, and to resolve claims between parties relating to his employment, the cessation of his employment and the Company's Management Severance Plan (the "Severance Plan")(a copy of which is attached hereto as Exhibit A).

                                    AGREEMENT

     In consideration of the foregoing recitals, the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

     1.   Resignation.
          -----------

          (a) Executive confirms his resignation as of the effective date of the Company's Amended Plan of Reorganization dated February 5, 2002, as it may be modified and amended (the "Separation Date") as Executive Vice President and Chief Operating Officer, and officer of each subsidiary, if any for which Executive served in such capacity, and any other position or office with respect to the Company or any of its subsidiaries, including as a legal representative or trustee of any employee benefit plan or trust of any capacity, including that of an employee, independent contractor or otherwise, for the Company or any of its subsidiaries.

          (b) As a result of his voluntary resignation and the cessation of his employment, effective on the Separation Date, Executive has ceased to perform any duties or be entitled to or eligible for any compensation or benefits except as expressly provided in this Agreement. As outlined below, the Company offers and Executive accepts the following severance package.

     2.   Severance Package.
          -----------------

          (a) The Company shall pay the Executive severance in the amount of four hundred twenty one thousand two hundred fifty dollars ($401,250.00), less applicable payroll deductions and tax withholdings ("Severance Pay"). This amount is equal to eighteen months salary of the Executives current base annual salary. The Severance Pay shall be payable to the Executive within eight (8) business days after the Effective Date of this Agreement, as the Effective Date is defined below in Paragraph 8 of this Agreement.

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          (b)  Management Bonuses

               (i) Executive shall be entitled to the receipt of his remaining Management Bonus for fiscal year 2001 (as set forth in and calculated pursuant to the Incentive Plan, which is attached hereto and incorporated herein as Exhibit B). Executive acknowledges and affirms that, pursuant to the Incentive Plan, he has already received twenty six thousand five hundred dollars ($26,500.00), less applicable payroll deductions and tax withholdings, of his Management Bonus for fiscal year 2001, which was paid to him in or around August 2001. Executive further agrees that the amount of his remaining Management Bonus for fiscal 2001 will be paid to him, less applicable payroll deductions and tax withholdings, at the same time and in the same manner as payments are made to other participants in the Incentive Plan, as dictated by and provided for in the Incentive Plan, attached hereto as Exhibit B.

               (ii) If Executive would have otherwise been be entitled to the receipt of a Management Incentive Bonus for fiscal year 2002 ending February 1, 2003, (as set forth in and calculated pursuant to the Management Incentive Plan, which is attached hereto and incorporated herein as Exhibit C) Executive shall receive a lump sum payment equal to that amount prorated in accordance with the provision set forth in the Severance Plan. (Such pro-ration shall be calculated in an amount equal to two twelve's which is equal to the number of months of completed service in the fiscal period). Executive further agrees that the amount of his Management Bonus for fiscal 2002 will be paid to him, less applicable payroll deductions and tax withholdings, at the same time and in the same manner as payments are made to other participants in the Incentive Plan, as dictated by and provided for in the Incentive Plan, attached hereto as Exhibit C.


          (c) Executive shall be paid the full amount of vacation pay to which he would be entitled during 2002, less applicable payroll deductions and tax withholdings. Employee acknowledges and affirms that in 2002 he would have been entitled to four (4) weeks paid vacation and that the appropriate and accurate compensation for that vacation pay is twenty thousand five hundred seventy six dollars and ninety two cents ($20,576.92), less applicable payroll deductions and tax withholdings.

          (d) Executive shall be entitled to receive the outstanding portion of his Retention Bonus pursuant to the Company's "Retention Bonus Program(s) that were in effect from February1, 1999 through November 1, 2001 that become payable upon the Company's receipt of Confirmation of a Plan of Reorganization. Executive acknowledges and affirms that the amount of this retention bonus, to which he is entitled under the Retention Bonus Program(s), is fifty five thousand five hundred and four dollars and fifty cents ($55,504.50), less applicable payroll deductions and tax withholdings. Executive further acknowledges and affirms that he will not be paid the final portion of his Fall 2001 Retention Bonus until approximately ninety (90) days after the Bankruptcy Court's confirmation of a Plan of Reorganization for the Company, at which time Executive will be paid the remainder of his Retention Bonus

                                     - 2 -

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               at the same time and in the same manner as the active
               participants in the Company's Fall 2001 Retention Bonus Program. Executive acknowledges that the amount of the final Retention Bonus to which he is entitled is five thousand eight hundred eighty-nine dollars ($5,889.00).

               (e) The Company shall continue Executive's medical insurance and basic term life coverage (as in effect immediately prior to the Separation Date) until the earlier of (i) eighteen (18) months or
               (ii) the first date on which Executive becomes covered under any other group health plan (as an employee or otherwise) which does not contain any exclusion or limitation with respect to any preexisting condition of Executive; provided that Executive's Severance Pay shall be reduced by an amount equal to the portion of the periodic cost for such coverage that was payable by Executive immediately prior to the Separation Date consistent with the Company's ordinary payroll practices. As and to the extent provided by the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"), Executive will be eligible to continue his/her health insurance benefits at his/her own expense for up to 18 months following the end of the 18 month Severance Period and, later, to convert such benefits to an individual policy pursuant to and consistent with COBRA. Executive will be provided with a separate notice of his/her COBRA rights at the end of the Severance Period consistent with and to the extent required by COBRA.

               (f) The Company will reimburse Executive for any unreimbursed reasonable business expenses incurred and paid for by Executive prior to the Separation Date consistent with the Company's policies in effect with respect to travel, entertainment and other business expenses, and upon Executive's providing to the Company reasonably acceptable documentation of such expenses within sixty (60) days after the Separation Date.

               (g) The Company will provide Executive job search assistance to include (i) Use of his current business phone and voice mail for a period of 90 days (ii) coverage of reasonable Outplacement Consulting expenses up to a maximum of ten thousand dollars ($10,000.00).

               (h) The Company will reimburse the Executive's reasonable expenses incurred to consult with legal council regarding this Agreement, up to a maximum of five thousand ($5,000.00).

               (i) Except as expressly provided in this Agreement or in an employee benefit plan of the Company, Executive shall not be entitled to receive any severance payments or any other benefits or compensation from the Company.

               (j) Nothing in this Agreement shall preclude the Company from amending or eliminating any employee benefit plan, program or practice at any time in compliance with applicable law.

          3.   Restrictive Covenants.
               ---------------------

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               (a) Executive hereby agrees that during the term of his
               employment with the Company and for a period of six months thereafter (the "Restriction Period"), the Executive will not, singly, jointly, or as a partner, member, consultant, or agent of any partnership, or as an agent, consultant, or stockholder of any other corporation or entity, or as an investor of more than five percent (5%) of the voting stock of any entity, or in any other capacity, directly, indirectly or otherwise beneficially:

                    (i) Own, manage, operate, join in, control or participate in the ownership, management, operation, or control of, or work for (as an employee, consultant, independent contractor or otherwise), or permit the use of his name by, or provide financial, sales, marketing or other assistance to, or be connected in any manner with, any of the following (each a "Competitive Business"): (1) any retailer located anywhere in the Restricted Area (as herinafter defined) which generates thirty-five percent (35%) or more of its gross revenues from the sale, anywhere in the Restricted Area, of greeting cards, party goods, gift wrap accessories, stationery and/or any other products or services which materially reproduce, incorporate or copy any of the products or services which are offered or developed for marketing by the Company during the term of the Employee's employment with the Company ("Competitive Products") or which offers greeting cards for sale in the Restricted Area under a "one price" strategy at a price per card of $.49 or less or under a "half-off" strategy at a price per card of 2/$1.00 or less, or (2) any retailer which generates thirty-five percent (35%) or more of its gross revenue from the sale of Competitive Products anywhere in the restricted Area;

                    (ii) Induce or attempt to induce any person who, during the term of Executive's employment with the Company, is an employee, representative, consultant, agent or supplier of the Company, to terminate his, her or its employment or relationship with the Company or to violate the terms of any agreement between said representative, agent, consultant, employee or supplier and the Company, or hire or attempt to hire any employee of the Company who has left the employment of the Company within sixty (60) days after the termination of such employee's employment with the Company; or

                    (iii) Induce or attempt to induce any person, business or entity which is or was a customer of the Company at any time during the term preceding the effective date of this Agreement to terminate any written or oral agreement or understanding with the Corporation or to become a customer of any person, corporation, partnership or other entity which engages in any Competitive business.

               (b) For purposes of Section 3(a) hereof, "Restricted Area" means the United States (and any of its territories), Canada and Mexico.

               (c) If the Employee violates any of the restrictions contained in
               Section 3(a) above, the Restriction Period automatically shall be increased by the period of time from the commencement of any such violation until such time as the Executive has cured such violation.

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          (d) Executive acknowledges and agrees that his employment by the
          Company under this Agreement necessarily involves his understanding and having access to certain trade secrets and other confidential information pertaining to the business of the Company and any affiliates. Accordingly, Executive agrees that for a period of one six months following the Separation Date, Executive shall not, without the express written consent of the Board or a person authorized thereby, directly or indirectly, disclose to any person, corporation or entity or use or knowingly permit to be so disclosed or used, for the benefit of any person, corporation or entity, or himself, any material confidential information obtained by the Executive while in the employ of the Company with respect to any of the Company or any of the affiliates' products, customers, or current or future plans, the disclosure of which the Executive knows or should reasonably believe will be damaging to the Company, provided that such confidential information shall not include any information known or available generally to the public (other than as a result of unauthorized disclosure by the Executive). This provision is intended only to prevent unauthorized disclosure of material confidential information and is not intended to preclude the Executive from securing other employment following the Separation Date except as subject to such restrictions on such other employment as set forth in subparagraph (a) of this section.

          (d)  Upon the Separation Date:

               (i) to the extent within his possession or control, the Executive shall surrender and deliver to the Company or its authorized representative all files, figures, calculations, letters, papers, records, proposals, listings, brochures, manuals, instruments, drawings, designs, programs, plans or statistics, or any copies thereof, any information or instruments derived therefrom, or any other similar documents or information of any type or description, however such information might be obtained or recorded and on whatever medium such information may be contained, arising out of or in any way relating to the business of affairs of the Company or any affiliate or obtained as a result of or in connection with the Executive's employment by the Company or any affiliate; and

               (ii) the Executive shall not be entitled to retain a copy of any document or information referred to in section (i) above; and

               (iii) Executive shall cease to represent himself as being in any way connected with, or interested in the business of, the Company or any affiliate.

          (e) Executive agrees and acknowledges that the Company does not have any adequate remedy at law for the breach or threatened breach by the Executive of any of the provisions of this Section 3 and agrees that the Company will be entitled to injunctive relief (without proof of monetary or immediate damage and without any bond or other security being required) to bar Executive from such breach or threatened breach in addition to any other remedies which might be available to the Company at law or in equity. If, at any time, Executive violates, to any material extent, any of the covenants or agreements set forth in this Section 3, the Company shall have the right

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               to immediately terminate all of its obligations to make any further payments under Section 2.

          4.   Releases and Covenants Not To Sue.
               ---------------------------------

               (a) Executive, for himself, his legal representatives, assigns, heirs, distributees, devisees, legatees, administrators, personal representatives and executors (collectively, the "Executive Releasing Parties"), releases and forever discharges the Company, its present or past subsidiaries and affiliates, and their respective successors and assigns, and their respective present or past officers, trustees, directors, shareholders, employees and agents of each of them (collectively, the "Executive Released Parties"), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys' fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a "Claim"), arising or which could have arisen up to and including the date of his execution of this Agreement, including without limitation those arising out of or relating to Executive's employment or cessation and termination of employment, the Severance Plan or any other written or oral agreement, any change in Executive's employment status, any benefits or compensation, any tortuous injury, breach of contract, wrongful discharge (including any claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, and any Claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Fair Labor Standards Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Employee Retirement Income Security Act of 1974, or any other federal, state or local stature, law, ordinance, regulation, rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by Executive against the Company or its subsidiaries in any legal, administrative or other proceeding; provided, however, that the foregoing release does not apply to (i) any Claim under or based on this Agreement or (ii) any vested benefit Executive may have as of the Separation Date under any applicable employee benefit plan of the Company.

               (b) Executive further agrees on behalf of himself and the Executive Releasing Parties (i) not to assert any Claim against the Executive Released Parties which Claim has been released pursuant to Section 4(a) and (ii) not to file or commence any proceeding in any forum in pursuit of any such released Claim. Executive agrees to indemnify and hold harmless each of the Executive Released Parties with respect to any such Claim or proceeding. If Executive files or commences any proceeding in pursuit of such claim, Executive shall forthwith return to the Company all payment and benefit amounts previously made to him pursuant to this Agreement.

               (c) The Company, for itself and each of its subsidiaries and their respective assigns, and to the extent it is legally able to do so, for their respective present or past officers, trustees, directors, shareholders, employees and agents (in each case solely relating to the scope of their employment or in their corporate capacities and to the extent such person is making a claim on behalf of the company) (the "Company

               Releasing Parties") hereby releases and forever discharges Executive from any and all Claims arising or which could have arisen up to and including the date of the execution of this Agreement, out of or relating to Executive's employment, cessation of employment or change in employment status, the termination of prior agreements with his or the performance of his duties on behalf of the Company; including any act, omission, occurrence, or other matters related to such employment, and any of the claims, matters and issues which could have been asserted by the Company against Executive in any legal, administrative, or other proceeding; provided, however, that the foregoing release does not apply to (i) any Claim under or based on this Agreement,
               (ii) any act or omission involving fraud; intentional tort; willful, reckless or grossly negligent misconduct; criminal activity; or the receipt by Executive, directly or indirectly, of any financial or other personal benefit to which she is not entitled, or (iii) any obligation of Executive with respect to
               Section 3 of this Agreement.

               (d) The Company further agrees on behalf of itself and the Company Releasing Parties (i) not to assert any Claim against Executive which Claim has been released pursuant to Section 4(c) and (ii) not to file or commence any proceeding in any forum in pursuit of any such released Claim. The Company agrees to indemnify and hold harmless Executive in respect of any such Claim or proceeding.

          5.   No Detrimental Communication.
               ----------------------------

               (a) Executive will not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about the Company, about any product or service provided by the Company, or about the Company's prospects for the future, except as may be required by legal process.

               (b) The Company will not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about Executive, except as may be required by legal process; provided, however, that the Company may (i) provide factual information regarding the beginning and ending dates of Executive's employment by the Company and the positions which she held during such employment and (ii) make all disclosures which, based on the advice of legal counsel, the Company reasonably believes to be required by securities or other law.

         6. Further Assistance. For a period of three years after the Separation Date, Executive shall from time to time provide the Company with such assistance and cooperation as the Company may from time to time request in connection with any investigation, claim, dispute, judicial, legislative, administrative or arbitral proceeding, or litigation (any of the foregoing, a "Proceeding") arising out of matters within the knowledge of Executive and related to his position as an employee of the Company. Such assistance and cooperation shall include providing information, declarations or statements to the Company, meeting with attorneys or other representatives of the Company, and preparing for and giving truthful testimony in connection with any Proceeding or related deposition. In any such instance, Executive shall provide such assistance and cooperation at times and in places mutually convenient for the Company and Executive and which do not unreasonable interfere with Executive's business or personal activities. The Company shall (i) pay Executive's reasonable out-of-pocket costs and expenses in connection with such assistance and cooperation, whenever provided,

                                     - 7 -

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and (ii) if the Company shall require Executive to provide more than three days of assistance or cooperation pursuant to this Section during any calendar month, the Company shall pay Executive a consulting fee equal to one thousand one hundred dollars ($1,100.00) for each such day in excess of three days.

         7. Voluntary Agreement. Executive acknowledges and represents that he (i) has read this Agreement, (ii) has had the opportunity to consult with legal counsel prior to executing this Agreement, (iii) understands the legal effect and binding nature of this Agreement; and (iv) is acting voluntarily and with full knowledge of his actions in executing this Agreement. Further, Executive acknowledges that he has been given at least twenty-one (21) days to fully consider entering into this Agreement before its execution.

         8. Revocation. Executive is advised that he has seven (7) days following his execution of the document to revoke it. Any such revocation must be in writing and delivered by the close of business on the seventh day, to William Beyerl, Vice President of Human Resources for the Company, 2727 Diehl Road, Naperville, Illinois 60563. In the event Executive exercises his right of revocation within seven (7) days, this Agreement shall be null and void. Executive and the Company further agree that this Agreement does not become effective or enforceable until the day after the revocation period has expired ("Effective Date"). Executive therefore shall not be entitled to Severance Pay until the expiration of the revocation period.

         9. No Charges or Complaints Filed. Executive represents that he has not filed any complaints or charges against the Company with any local, state or federal agency or court. If any such complaint or charge was or is filed on her behalf, Executive shall take all reasonable steps necessary to effectuate withdrawal of such complaint or charge.

         10. Executive has no knowledge of any symptoms, events, or facts which could form the basis of a claim by him against the Company before the Illinois Industrial Commission or any similar agency or tribunal administering and/or adjudicating worker's compensation claims or suits in any other state.

         11. Executive acknowledges that he has received from the Company all wages, compensation, bonuses, severance monies, accrued vacation pay, and other benefits (including incentive compensation and stock options) to which he is entitled, except for the Severance Pay expressly set forth on Paragraph 2.

         12. Confidentiality. Executive shall keep confidential the existence of this Agreement, as well as all of its terms and conditions, and shall not disclose the existence, terms or conditions of this Agreement to any person, except to his attorney, or accountant, who have agreed to keep confidential the existence, terms and conditions of this Agreement; and except that Executive may inform any prospective employer that the reason for his separation from employment with the Company was to pursue other opportunities. In the event that Executive believes he is compelled by law to divulge the existence, terms or conditions of this Agreement, he will notify the Company in writing of the basis for that belief before actually divulging the information, in order to permit the Company to take steps to protect its interests. Executive affirmatively represents and avows that, as of the date of this Agreement, he has not disclosed the existence, terms or conditions of this Agreement, except as permitted by this Section. The Company shall not disclose the existence, terms

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or conditions of this Agreement, except to the extent necessary to further the
Company's legitimate business interests or as may be required by legal process or by applicable law, rule or regulation.

         13. Governing Law: Disputes. This Agreement shall be governed by, and construed and enforced in accordance with the Employee Retirement Income Security Act of 1974 ("ERISA") to the extent applicable and, the laws of the State of Illinois, without giving effect to its conflict or choice of law provisions. Any action brought to enforce this Agreement may be brought in a state court of competent jurisdiction located in DuPage County, Illinois, or a federal court of competent jurisdiction located in the Northern District of Illinois. Executive submits to the jurisdiction of any state court located in DuPage Count, Illinois or any federal court located in the Northern District of Illinois and waives the defense of an inconvenient forum to the maintenance of any action in such jurisdiction. Each party agrees that, if any action is brought to enforce this Agreement in a state court outside of DuPage County, Illinois or any federal court outside of the Northern District of Illinois, such party consents to a transfer to a state court located in DuPage County, Illinois or a federal court located in the Northern District of Illinois, and will accept service of process and other papers by any method permitted by the rules of the court to which such action is transferred.

         14. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally, sent by certified, registered or express mail, postage prepaid, or by overnight delivery service and shall be deemed to have been duly given when delivered or three days after mailing (in the case of communications sent by mail), as follows:

If to the Company:

                  Factory Card Outlet Corp.
                  2727 Diehl Road
                  Naperville, Illinois 60563
                  Attention:  Chairman of the Board or
                                  V.P. of Human Resources

with a copy to:

                  Fisher & Phillips LLP
                  420 Marquette Building
                  140 S. Dearborn Street, Suite 420
                  Chicago, Illinois 60603
                  Attention:  Jane M. McFetridge


If to Executive:

                  Glen J Franchi
                  27W303 Chartwell Drive
                  Winfield, IL 60190

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Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         15. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         16. Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed shall be deemed to be an original but both of which together will constitute one and the same instrument.

         17. Withholding. The Company shall withhold from all benefits and other amounts due or otherwise payable to Executive hereunder in order to comply with any federal, state, local or other income or other tax laws requiring withholding with respect to compensation and benefits provided to Executive pursuant to this Agreement, or to comply with any personal or voluntary deduction, including without limitation the employee contribution for any insurance plan in which Executive participates, or other deductions authorized by law or that have been requested by Executive during the course of his/her employment.

          18. Non-Admission. Nothing contained in this Agreement, nor any actions taken by any party hereto in connection herewith, shall constitute, be construed as, or be deemed to be, an admission of fault, liability, or wrongdoing of any kind whatsoever on the part of any party hereto. The Company asserts that at all times its treatment of Executive is, was and has been fully consistent with the requirements of the law and the Company's policies and Executive acknowledges the Company's assertion.

         19. Validity. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, covenants and restrictions of this Agreement shall remain in full force and effect and in no way shall affect, impair or invalidate this Agreement. If any court determines that any provision of Paragraph 3 of this Agreement is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

         20. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supercedes all previous oral and written agreements and all prior or contemporaneous oral negotiations, commitments and understandings. Neither party has made, and neither party has relied upon, any representation or warranty in connection with this Agreement except as expressly set forth herein.

         21. Assignment of Interests. Executive warrants that he has not assigned, transferred or purported to assign or transfer any claim of Executive against the Company.

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         22.      Sections or Paragraphs.  Except where otherwise indicated by the context, any reference to a "Section" or "Paragraph" shall be to a section or paragraph of this Agreement.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date set forth above.

                                       FACTORY CARD OUTLET CORP.

                                       By:  /s/ William A. Beyerl
                                            ----------------------
                                                William A Beyerl
                                                Vice President Human Resources

                                       EXECUTIVE:

                                       By:  /s/ Glen J. Franchi
                                            ----------------------
                                                Glen J Franchi

                                       Acknowledged and Approved by
                                       Factory Card Outlet Severance Pay Plan
                                       Administrative Committee:

                                       By:  /s/ Gerald L. Gitner
                                            ----------------------
                                                Gerald L. Gitner

                                           /s/ Laurie M. Shahon
                                           -----------------------
                                               Laurie M. Shahon

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